Exhibit 10.7

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.
2013 STOCK INCENTIVE PLAN

The grant pursuant to this agreement (this “Agreement”) is made as of the Grant Date, by Omega Healthcare Investors, Inc. (the “Company”) to ______________ (the “Recipient”).

Upon and subject to this Agreement (which shall include the Terms and Conditions and Exhibits appended to the execution page), the Company hereby awards as of the Grant Date to the Recipient, the opportunity to earn Vested Restricted Units (the “Restricted Unit Grant” or the “Award”). Underlined and capitalized terms in Items A through F below shall have the meanings there ascribed to them.

A.	Grant Date: December 31, 2013.

B.	Plan (under which Restricted Unit Grant is granted): Omega Healthcare Investors, Inc. 2013 Stock Incentive Plan.

C.	Vested Restricted Units: The Recipient shall earn a number of Vested Restricted Units determined pursuant to Exhibit 1. Each Vested Restricted Unit represents the Company’s unsecured obligation to issue one share of the Company’s common stock (“Common Stock”) and related Dividend Equivalents (as defined below) in accordance with this Agreement.

D.	Dividends Equivalents. Each Vested Restricted Unit shall accrue Dividend Equivalents, an amount equal to the dividends per share paid on one share of Common Stock to a shareholder of record on or after the Grant Date and until the date that the Vested Shares ( as defined below) are issued.

E.	Distribution Date of Vested Shares. Shares of Common Stock attributable to Vested Restricted Units (“Vested Shares”) shall be issued and distributed upon the earlier of the dates listed below, subject to receipt from the Recipient of the required tax withholding:

1.	within ten (10) business days following the last day of each Performance Period; or

2.	the date of a Change in Control.

Notwithstanding the foregoing, distribution shall be delayed to the extent provided in any deferral agreement between the Recipient and the Company

F.	Distribution Date of Dividend Equivalents. Dividend Equivalents attributable to Vested Restricted Units shall be distributed to the Recipient on the same date as Vested Shares are distributable to the Recipient under Item E above, except as otherwise provided in any deferral agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement to be effective as of the Grant Date set forth above.

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

ii

TERMS AND CONDITIONS TO THE

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.

2013 STOCK INCENTIVE PLAN

1.          Payment for Vested Restricted Units.   The Company shall issue in book entry form in the name of the Recipient, or issue and deliver to the Recipient a share certificate representing, the Vested Shares on the Distribution Date of Vested Shares.

2.          Dividends Equivalents.    The Company shall pay Dividend Equivalents attributable to Vested Restricted Units on the Distribution Date of Dividend Equivalents, subject to required tax withholding.

3.          Tax Withholding.

(a)          The minimum amount of the required tax obligations imposed on the Company by reason of the issuance of the Vested Shares shall be satisfied by reducing the actual number of Vested Shares by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date, is sufficient, together with cash in lieu of any fractional share, to satisfy such tax withholding, assuming that (i) the Recipient does not make a valid election to satisfy tax withholding in cash pursuant to Subsection (b), and (ii) the Committee does not determine that tax withholding will be required to be satisfied in another manner.

(b)          However, the Recipient may elect in writing by notice to the Company received at least ten (10) days before the earliest Distribution Date to satisfy such tax withholding obligation in cash by the earliest Distribution Date, as provided in Subsection (a)(i). If the Recipient fails to timely satisfy payment of the cash amount, then Subsection (a) shall apply.

(c)           To the extent that the Recipient is required to satisfy the tax withholding obligation in this Section in cash, the Company shall withhold the cash from any cash payments then owed to the Recipient, or if none, the Recipient shall timely remit the cash amount.

(d)          If the Recipient does not timely satisfy payment of the tax withholding obligation, the Recipient will forfeit the Vested Shares.

4.          Restrictions on Transfer.  Except for the transfer by bequest or inheritance, the Recipient shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to this Award. Any such disposition not made in accordance with this Agreement shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Agreement.

5.          Change in Capitalization.

(a)          The number and kind of shares issuable under this Agreement shall be proportionately adjusted for any non-reciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Common Stock subject to the Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, non-recurring cash dividend (each, an “Equity Restructuring”). No fractional shares shall be issued in making such adjustment.

(b)          In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other material change in the capital structure of the Company, or a tender offer for shares of Common Stock, in each case that does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the shares of Common Stock issuable hereunder or the terms of this Agreement as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Award, substituting cash, other securities, or other property to replace the Award, or removing of restrictions.

(c)          All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d)          The existence of the Plan and the Restricted Unit Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.          Governing Laws.   This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Vested Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

7.          Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.          Notice.    Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the

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recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

9.          Severability.   In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.         Entire Agreement.    Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter.

11.         Specific Performance.   In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

12.         No Right to Continued Retention.   Neither the establishment of the Plan nor the Award hereunder shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

13.         Headings and Capitalized Terms.    Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement. Capitalized terms used, but not defined, in this Agreement shall be given the meaning ascribed to them in the Plan.

14.         Definitions.   As used in this Agreement:

“Beginning Stock Price” means the average closing price per share of Common Stock for the months of November and December 2013 on the exchange on which Common Stock is traded.

“Below Threshold Relative TSR” means that Relative Total Shareholder Return is less than -300 basis points.

“Below Threshold TSR” means the Company has achieved Total Shareholder Return of less than eight percent (8%).

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)          willful refusal by the Recipient to follow a lawful direction of the person to whom the Recipient reports or the Board of Directors of the Company (the “Board”), provided the direction is not materially inconsistent with the duties

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or responsibilities of the Recipient’s position with the Company, which refusal continues after the Board has again given the direction in writing;

(b)          willful misconduct or reckless disregard by the Recipient of his duties or with respect to the interest or material property of the Company;

(c)          intentional disclosure by the Recipient to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

(d)          any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board (excluding the Recipient), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(e)          commission by the Recipient of a felony as reasonably determined by at least two-thirds of the members of the Board (excluding the Recipient).

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)          the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)          the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)          individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual

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were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)          a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)          the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Award (a) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (b) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Confidential Information” means data and information relating to the business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Recipient or of which the Recipient became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Recipient without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates.

“Ending Stock Price” means the average closing price per share of Common Stock for the months of November and December (a) 2014, with respect to Performance Period 2014, (b) 2015, with respect to Performance Period 2015, (c) 2016, with respect to Performance Period 2016, in each case on the exchange on which Common Stock is traded, unless a Change in Control occurs on or before what would otherwise be the last day of the applicable Performance Period, in which case the term means the value per share

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determined as of the date of the Change in Control, such value to be determined by the Compensation Committee in its reasonable discretion based on the actual or implied price per share paid in the Change in Control transaction.

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Good Reason shall mean the occurrence of an event listed in Subsection (a) through (c) below:

(a)          the Recipient experiences a material diminution of the Recipient’s responsibilities of his position, as reasonably modified by the person to whom the Recipient reports or the Board from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other executives holding equivalent positions at companies with similar revenues and market capitalization;

(b)          the Company reduces the Recipient’s annual base salary or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)          the Company requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

provided however, as to each event in Subsection (a) through (c),

(i)          the Recipient gives written notice to the Company within ten (10) days following the event or receipt of notice of the event of his objection to the event;

(ii)         the Company fails to remedy the event within ten (10) days following the Recipient’s written notice; and

(iii)        the Recipient terminates his employment within thirty (30) days following the Company’s failure to remedy the event.

“High Relative TSR” means that Relative Total Shareholder Return is +300 basis points or more.

“High TSR” means the Company has achieved Total Shareholder Return of at least twelve percent (12%).

“Performance Period” means Performance Period 2014, Performance Period 2015 or Performance Period 2016.

“Performance Period 2014” means the period from and including December 31, 2013 through the earlier of December 31, 2014 or the date of a Change in Control.

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“Performance Period 2015” means the period from and including December 31, 2013 through the earlier of December 31, 2015 or the date of a Change in Control.

“Performance Period 2016” means the period from and including December 31, 2013 through the earlier of December 31, 2016 or the date of a Change in Control.

“Relative Total Shareholder Return” means the Company’s total shareholder return expressed as a positive or negative number of basis points relative to the average total shareholder return reported for the MSCI U.S. REIT Index (the “Index”) for the Performance Period. For this purpose, the Company’s total shareholder return shall be calculated in the same manner as total shareholder return is calculated for the Index, and the average closing price per share for the November and December before the beginning, and before the end, of the Performance Period shall be used for calculating both the Company’s total shareholder return and total shareholder return for the Index.

“Target Relative TSR” means that Relative Total Shareholder Return is 0 basis points.

“Target TSR” means the Company has achieved Total Shareholder Return of ten percent (10%).

“Threshold Relative TSR” means that Relative Total Shareholder Return is -300 basis points.

“Threshold TSR” means that the Company has achieved Total Shareholder Return of eight percent (8%).

“Total Shareholder Return” means the compound annualized growth rate, expressed as a percentage, in the price of Common Stock over the Performance Period due to Common Stock price appreciation and dividends declared to a shareholder of record with respect to one share of Common Stock during the Performance Period and assuming that dividends are reinvested. For this purpose, the beginning of the Performance Period price is the Beginning Stock Price and the end of the Performance Period price is the Ending Stock Price. Total Shareholder Return shall be calculated in substantially the same manner as total shareholder return is calculated for the MSCI U.S. REIT Index.

“Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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EXHIBIT 1

A.	The number of Vested Restricted Units is determined as of the last day of each Performance Period by adding the number determined in the TSR Chart and the Relative TSR Chart for the Performance Period set forth below; provided that the Recipient shall vest in Vested Restricted Units only if the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period.

2014 Performance Period:

TSR Chart

Below Threshold TSR	*Threshold TSR	*Target TSR	*High TSR
Zero Vested Units

Relative TSR Chart

Below Threshold Relative TSR	**Threshold Relative TSR	**Target Relative TSR	**High Relative TSR
Zero Vested Units

2015 Performance Period:

TSR Chart

Below Threshold TSR	*Threshold TSR	*Target TSR	*High TSR
Zero Vested Units

Relative TSR Chart

Below Threshold Relative TSR	**Threshold Relative TSR	**Target Relative TSR	**High Relative TSR
Zero Vested Units

2016 Performance Period:

TSR Chart

Below Threshold TSR	*Threshold TSR	*Target TSR	*High TSR
Zero Vested Units

Relative TSR Chart

Below Threshold Relative TSR	**Threshold Relative TSR	**Target Relative TSR	**High Relative TSR
Zero Vested Units

*	If Total Shareholder Return falls between Threshold TSR and Target TSR or between Target TSR and High TSR, the number of Vested Restricted Units under the TSR Chart shall be determined by rounding actual Total Shareholder Return to the closest (but rounded up in the event of a tie) 0.5% percentage points and then applying linear interpolation based on the percentage points by which Threshold TSR or Target TSR, as so adjusted, respectively, is exceeded.

**	If Relative Total Shareholder Return falls between Threshold Relative TSR and Target Relative TSR or between Target Relative TSR and High Relative TSR, the number of Vested Restricted Units under the Relative TSR Chart shall be determined by rounding Relative TSR to the closest (but rounded up in the event of a tie) 50 basis points and then applying linear interpolation based on the basis points by which Threshold Relative TSR or Target Relative TSR, respectively, is exceeded.

B.	Notwithstanding the foregoing, if the Recipient dies or becomes subject to a Disability while an employee, director or consultant of the Company or an Affiliate, the Recipient resigns from the Company for Good Reason or the Company terminates the Recipient’s employment without Cause (each such event referred to as a “Qualifying Termination”), in each case during the Performance Period and more than sixty (60) days before a Change in Control, the Recipient shall earn upon completion of the Performance Period a number of Vested Restricted Units equal to the number of Vested Restricted Units determined in the charts above (or if a Change in Control occurs after the Qualifying Termination and on or before what would otherwise be the last day of the Performance Period, a number of Vested Restricted Units determined pursuant to Section C.1. below), multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through

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the date of such event and the denominator of which is 365 in the case of Performance Period 2014, 730 in the case of Performance Period 2015, and 1,095 in the case of Performance Period 2016.

C.	Notwithstanding any other provision of this Agreement, if a Change in Control occurs upon or after the Grant Date and on or before what would otherwise be the last day of the Performance Period, and (i) the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period until the date of the Change in Control, or (ii) if within sixty (60) days before the Change in Control, the Recipient incurs a Qualifying Termination, the Recipient shall be 100% vested in, as of the date of the Change in Control the number of units determined from the Relative TSR Chart based on the basis points of Relative Total Shareholder Return achieved for the Performance Period through the date of the Change in Control, plus

a.	the number of units determined in the TSR Chart if the applicable level of Total Shareholder Return for the full Performance Period (determined without regard to the shortening of the period as a result of the Change in Control) is achieved, or

b.	a number of units equal to the number of units determined in the TSR Chart multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through the date of the Change in Control and the denominator of which is 365 in the case of Performance Period 2014, 730 in the case of Performance Period 2015, and 1,095 in the case of Performance Period 2016, if the applicable level of Total Shareholder Return has been achieved based on annualized performance to the date of the Change in Control but not for the full Performance Period (determined without regard to the shortening of the period as a result of the Change in Control), or

c.	a number of units determined by interpolation between the numbers in clause (a) and (b) above if the applicable level of Total Shareholder Return has been exceeded based on performance to the date of the Change in Control but is less than the applicable level for the full three year Performance Period (determined without regard to the shortening of the period as a result of the Change in Control).

D.	The portion of the Restricted Unit Grant that has not become Vested Restricted Units as of the earlier of the last day of the Performance Period, or, except as provided in Item C above, as of the date the Recipient ceases to be an employee, director, or consultant of the Company or an Affiliate shall be forfeited.

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